EXHIBIT 99.1
Encore Acquisition Company Announces Second Quarter 2006 Financial and Operating Results
FORT WORTH, Texas—(BUSINESS WIRE)—August 2, 2006
Encore Acquisition Company (NYSE:EAC) today reported unaudited second quarter 2006 results.
(in millions except per share, daily production, and price per BOE amounts)

	Quarter ended June 30,		Increase or
	2006	2005	(decrease)
Net income	$22.2	$23.7	(6%)
Diluted earnings per share	$0.42	$0.48	(13%)
Revenues	$133.5	$99.7	34%
Cash flow from operations	$76.8	$62.6	23%
Total oil and gas related capital	$96.8	$89.4	8%
Average combined price ($/BOE)	$47.52	$39.56	20%
Daily production volumes (BOE)	30,867	27,697	11%
Diluted shares outstanding	53.5	49.5	8%
Encore reported net income of $22.2 million ($0.42 per diluted share) in the second quarter of 2006 compared with $23.7 million ($0.48 per diluted share) in the same period a year ago. Net income in the second quarter of 2006 rose 24% versus $17.9 million ($0.36 per diluted share) in the first quarter of 2006. Derivative fair value expense of $10.8 million in the second quarter of 2006 reduced net income by approximately $0.13 per diluted share. Excluding derivative fair value expense, Encore’s net income in the second quarter of 2006 would have been $0.55 per diluted share. This compares to $1.7 million in derivative fair value expenses reported in the second quarter of 2005. The large expense increase in the second quarter of 2006 was mostly a reflection of a loss in hedge accounting on certain oil derivative contracts due to the widening of the oil differential in the Cedar Creek Anticline (“CCA”) over the past six months.
Encore’s cash flow from operations increased 23% in the second quarter of 2006 versus the same period in 2005. Record oil revenues of $94.1 million were recorded in the second quarter of 2006 with a 7% rise in production and higher oil prices versus the second quarter of 2005. Jonny Brumley, President and CEO, stated, “Increased production over the second quarter of 2005 and leverage to oil prices drove significant increases in cash flow from operations and record oil revenues in the second quarter of 2006. Looking forward, differentials in the CCA are continuing to tighten, and the average wellhead oil differential in the third quarter of 2006 is expected to range between $9 and $11 in the CCA and between $8 and $10 for the total Company.”
The oil price on the New York Mercantile Exchange (“NYMEX”) averaged $70.70 per barrel for the second quarter of 2006 versus $53.17 per barrel for the second quarter 2005, and the wellhead oil differential in the CCA was $13.97 per barrel under NYMEX in the second quarter 2006 compared with $6.24 per barrel under NYMEX in the second quarter of 2005. Although the differential in the second quarter of 2006 was wider than the long-term historical average, it has tightened considerably from the $19.46 per barrel under NYMEX the Company experienced in the CCA during the first quarter of 2006. Viewed on a monthly basis, the oil differential under NYMEX in the CCA has narrowed from the widest value in March 2006 of $27.32 per barrel to $12.27 per barrel in June 2006. While producer competition and pipeline constraints still exist, the absence of any significant refinery maintenance and strong demand growth have considerably improved oil pricing in the Rockies.
Encore’s realized commodity prices, including the effects of hedging, averaged $51.93 per barrel and $6.58 per Mcf during the second quarter of 2006, resulting in increases of 27% and 8%, respectively, over the second quarter of 2005. On a combined basis, including the effects of hedging, prices increased during the second quarter of 2006 to $47.52 per BOE from $39.56 per BOE in the second quarter of 2005. Hedging expense reduced realized oil prices by $7.35 per barrel and realized natural gas prices by $0.24 per Mcf during the second quarter of 2006.

Second quarter 2006 production volumes increased by 11% to 30,867 BOE per day (2.8 MMBOE), compared with second quarter 2005 production of 27,697 BOE per day (2.5 MMBOE). Production would have been 400 BOE per day higher in the second quarter of 2006, but completion delays in the Barnett Shale deferred production until the third quarter of 2006. The net profits interests in the CCA reduced reported production by approximately 1,562 BOE per day in the second quarter of 2006 versus 859 BOE per day in the second quarter of 2005. Oil represented 65% and 67% of the Company’s total production volumes in the second quarter of 2006 and 2005, respectively. This 11% increase in production was attained despite a spring storm that caused a loss of power at the CCA, resulting in a shutdown of all CCA fields for four days.
During the second quarter of 2006, lease operations expense increased to $23.1 million ($8.23 per BOE) from $16.1 million ($6.38 per BOE) in the second quarter of 2005. On a per-unit basis, lease operations expense increased due to higher electricity costs, greater field activity, and rising service costs in general. Depletion, depreciation, and amortization expense rose to $28.0 million ($9.96 per BOE) in the second quarter of 2006 versus $19.0 million ($7.55 per BOE) in the second quarter of 2005. Higher per-unit depletion, depreciation, and amortization costs were primarily attributable to higher commodity prices along with increased rig rates and oilfield services costs, which have elevated finding, development, and acquisition costs. Exploration expense was $4.0 million ($1.43 per BOE) in the second quarter of 2006 as compared to $3.8 million ($1.50 per BOE) in the second quarter of 2005.
Operations Update
In the second quarter of 2006 Encore drilled 63 gross (24.5 net) wells, investing $87.8 million in development capital (excluding development-related asset retirement obligations). The Company also invested $8.2 million in property acquisitions and undeveloped leases. Encore operated between eight and ten rigs during the second quarter of 2006.
In the Little Beaver area of the CCA, Encore’s high-pressure air injection (“HPAI”) project continues to keep production stable without drilling additional wells. Implementation of HPAI in Little Beaver Phases I and II was completed in the fourth quarter of 2004. In the Pennel and Coral Creek area of the CCA, Encore completed Phases I and II of the HPAI project in the fourth quarter of 2005, and the Company is seeing initial indications of response and expects to see more meaningful response toward the end of 2006. Implementation of Phase III at Pennel is currently underway.
Progress on Encore’s joint venture in West Texas is proceeding very well, with three rigs currently operating in the region. Two rigs are drilling in the Brown Bassett Field in Val Verde Basin. The shallow rig is currently on its fourth location drilling to the Wolfcamp formation, while the deep rig is targeting its first Ellenberger well. A third rig has reached total depth at its first location in the Wilshire Field in Midland Basin, a dual lateral in the Devonian formation. Wells that have reached total depth were waiting on completion operations or gathering line construction at the end of the second quarter, and Encore anticipates production from each formation in the third quarter of 2006. A fourth rig dedicated to the joint venture is expected to arrive early in the third quarter of 2006.
In addition to the West Texas joint venture, the Company has negotiated to farm-in the Wolfcamp formation at the Brown Bassett Field from another major oil company, bringing the Company’s working interest on an estimated 75 Wolfcamp locations from 15% to 65%. These wells are expected to have gross reserves of approximately 50 Bcf and generate a rate of return of about 20%.
In the Mid-Continent, an active region for Encore encompassing Oklahoma and East Texas, the Company is currently bringing on a sour gas producer from the Oil Creek zone that may initially yield up to 4.0 MMcfe per day gross (1.0 MMcfe per day net) once treating facilities are in place. In the third quarter of 2005, Encore brought on a Travis Peak well with initial production of 1.9 MMcfe per day gross (1.4 MMcfe per day net). Following the success of the first Travis Peak well, Encore drilled an offset in the second quarter of 2006, which is expected to show about 1.4 MMcfe per day gross (1.0 MMcfe per day net) at first production. Encore expects to drill three additional wells within this initially successful program in the fourth quarter of 2006.
Encore has formed a team to develop a drilling program targeting reserves in the prolific Morrow and Atoka formations in Southeast New Mexico. Encore has already developed eight drilling locations and acquired a total of approximately 2,700 gross acres. The team expects to spud its first well in August 2006 and anticipates selling gas in the fourth quarter of 2006.

“The wheels are turning fast,” remarked Jonny Brumley. “We are seeing success in all of our regions at Encore. It’s exciting to see big wells in Oklahoma, and we are expecting great things from the West Texas joint venture and the Company’s newly formed New Mexico team.”
Liquidity Update
At June 30, 2006, long-term debt, net of discount, was $593.4 million, including $150 million of 6.25% Senior Subordinated Notes due April 15, 2014, $300 million of 6.0% Senior Subordinated Notes due July 15, 2015, and $150 million of 7.25% Senior Subordinated Notes due 2017. At that date, the Company’s existing credit facility was undrawn.
Third Quarter 2006 Outlook
For the third quarter of 2006, wellhead production is expected to average between 32,200 and 32,600 BOE per day. Net profits interests in the CCA are estimated to reduce production by 1,500 to 1,700 BOE per day, resulting in a reported production estimate of approximately 30,500 to 31,100 BOE per day. Production, ad valorem, and severance taxes are anticipated to be approximately 9% of oil and natural gas revenues before hedging. The Company expects lease operations expense to average approximately $8.60 per BOE in the third quarter of 2006. General and administrative expenses are expected to average approximately $2.15 per BOE in the third quarter of 2006. Depletion, depreciation, and amortization should be approximately $10.25 per BOE in the third quarter of 2006. Income tax expense is expected to be at an effective rate of 38% with approximately 95% deferred. The Company expects to invest approximately $100 million of its capital budget in the third quarter of 2006.
Encore has successfully increased its working interests in two of its most active drilling areas, the Mid-Continent and West Texas. Higher working interests and generally elevated service costs have required additional capital for a given well in the Company’s 2006 program. Encore will maintain investment discipline by pursuing fewer but higher-quality prospects during the remainder of 2006. Production attributable to some of these high-graded wells will not have an appreciable effect on this year, since many of the wells will take several months to bring online. The Company is revising its 2006 budget from $325 million to $350 million due to the higher working interests as well as the increased service costs.
Changes in Hedge Accounting Policy
To increase clarity in its financial statements, the Company has elected to discontinue hedge accounting prospectively for all of its remaining commodity derivatives beginning in July 2006. While this change will have no effect on the Company’s reported cash flows, future results of operations will be affected by mark-to-market gains and losses, which fluctuate with the swings in oil and gas prices. Encore will recognize all prospective mark-to-market gains and losses in earnings rather than deferring the amounts in accumulated other comprehensive income included in shareholders’ equity.
Encore’s fixed-price swaps in oil and natural gas, which are the primary sources of the increase to $10.8 million in derivative fair value expense in the second quarter of 2006 versus $1.7 million in the second quarter of 2005, are expected to remain in place through 2007, after which the majority of the swaps will be settled. If the current high price environment for oil and natural gas continues into 2008, Encore expects to have a significant reduction in derivative expense and a corresponding increase in earnings and cash flow.
Conference Call
Title: Encore Acquisition Company Conference Call
Date and Time: Thursday, August 3, 2006 at 9:30 AM Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above

A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 3275260. The replay will be available through August 10, 2006. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company:
Encore Acquisition Company, a Delaware corporation (“Encore” or the “Company”), is a growing independent energy company engaged in the acquisition, development, exploitation, exploration, and production of onshore North American oil and natural gas reserves. Since the Company’s inception in 1998, Encore has sought to acquire high-quality assets with potential for upside through drilling, waterflood, and tertiary projects. Encore’s properties currently are located in four core areas: the Cedar Creek Anticline (“CCA”) in the Williston Basin of Montana and North Dakota; the Permian Basin of western Texas and southeastern New Mexico; the Mid-Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin, and the Barnett Shale of northern Texas; and the Rockies, which includes non-CCA assets in the Williston and Powder River Basins of Montana and North Dakota, and the Paradox Basin of southeastern Utah. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.
Cautionary Statements:
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the expected amount and focus of Encore’s capital expenditures; Encore’s drilling and exploration program (including, without limitation expectations regarding the new drilling program in Southeast New Mexico); expected production (including HPAI response and expectations for the new wells); anticipated production growth; the level of production, ad valorem and severance taxes, lease operations expense, general and administrative expense, depletion, depreciation and amortization expense, and income tax expense; the effects of hedging; expected effective tax rates; expected differentials to benchmark prices; and any other statements that are not historical facts. However, the assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with operating in a limited number of geographic areas; the risks associated with drilling of oil and natural gas wells; risks related to Encore’s high-pressure air program; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; widening differentials to benchmark prices for Encore’s oil and natural gas (including, without limitation, widening oil differentials resulting from Canadian and Rocky Mountain production increases and refinery turnarounds); uncertainties relating to hedging arrangements (including the costs associated therewith and the potential impact of mark-to-market accounting); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Encore Acquisition Company, Fort Worth
L. Ben Nivens, 817-339-0911
or
William J. Van Wyk, 817-339-0812

(All data in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Consolidated Statements of Operations:
Revenues:
Oil	$94,128	$69,559	$172,814	$136,695
Natural gas	39,343	30,158	76,873	54,603

Total revenues	133,471	99,717	249,687	191,298

Expenses:
Production -
Lease operations	23,118	16,068	45,854	31,217
Production, ad valorem, and severance taxes	12,580	9,813	24,822	18,899
Depletion, depreciation, and amortization	27,988	19,038	55,008	35,721
Exploration	4,016	3,785	6,025	6,408
General and administrative	5,421	4,217	11,949	8,332
Derivative fair value	10,794	1,692	13,100	4,101
Other operating	1,960	1,703	4,489	3,302

Total operating expenses	85,877	56,316	161,247	107,980

Operating income	47,594	43,401	88,440	83,318
Interest and other	(10,290)	(7,363)	(21,956)	(14,258)

Income before income taxes	37,304	36,038	66,484	69,060
Current income tax provision	(820)	(589)	(1,102)	(1,390)
Deferred income tax provision	(14,249)	(11,781)	(25,211)	(22,218)

Net income	$22,235	$23,668	$40,171	$45,452

Net income per common share:
Basic	0.42	0.49	0.79	0.93
Diluted	0.42	0.48	0.78	0.92

Weighted average common shares outstanding:
Basic	52,631	48,660	50,724	48,636
Diluted	53,532	49,458	51,663	49,429

	Six Months Ended
	June 30,
	2006	2005
	(unaudited)
Condensed Consolidated Statements of Cash Flows:
Net income	$40,171	$45,452
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	110,177	73,329
Changes in operating assets and liabilities	(18,872)	(1,316)

Net cash provided by operating activities	131,476	117,465

Cash used in investing activities	(166,375)	(166,103)

Financing activities:
Net proceeds from (payments on) long-term debt	(80,000)	60,796
Net proceeds from issuance of common stock	126,890	—
Other	(12,982)	(12,238)

Net cash provided by financing activities	33,908	48,558

Decrease in cash and cash equivalents	(991)	(80)
Cash and cash equivalents, beginning of period	1,654	1,103

Cash and cash equivalents, end of period	$663	$1,023

	June 30,	December 31,
	2006	2005
	(unaudited)
Condensed Balance Sheets:
Total assets	$1,804,817	$1,705,705

Liabilities	$469,889	$485,735
Long-term debt	593,439	673,189
Stockholders’ equity	741,489	546,781

Total liabilities and stockholders’ equity	$1,804,817	$1,705,705

Working capital (a)	$(28,419)	$(56,838)

(a)	Working capital is defined as current assets minus current liabilities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Production volumes:
Oil (MBbls)	1,813	1,698	3,678	3,403
Natural gas (MMcf)	5,977	4,933	12,084	9,384
Combined (MBOE)	2,809	2,520	5,692	4,967

Daily production:
Oil (Bbls/d)	19,920	18,662	20,319	18,799
Natural gas (Mcf/d)	65,682	54,213	66,765	51,847
Combined (BOE/d)	30,867	27,697	31,447	27,440

Average prices:
Oil (per Bbl)	$51.93	$40.96	$46.98	$40.17
Natural gas (per Mcf)	6.58	6.11	6.36	5.82
Combined (per BOE)	47.52	39.56	43.87	38.52

Average costs per BOE:
Lease operations expense	$8.23	$6.38	$8.06	$6.29
Production, ad valorem, and severance taxes	4.48	3.89	4.36	3.81
Depletion, depreciation, and amortization	9.96	7.55	9.66	7.19
Exploration	1.43	1.50	1.06	1.29
General and administrative	1.93	1.68	2.10	1.68

Derivative Summary as of June 30, 2006
Oil Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Second Half of 2006	13,000	$45.00	1,000	$29.88	3,000	37.27
2007	8,000	53.75	—	—	3,000	36.75
2008	4,000	60.00	—	—	1,000	58.59
Natural Gas Derivative Contracts

		Average		Average		Average
	Daily	Floor	Daily	Cap	Daily	Swap
	Floor Volume	Price	Cap Volume	Price	Swap Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
2006	32,500	$6.17	5,000	$5.68	12,500	$5.02
2007	22,500	6.96	—	—	10,000	4.99
Note: Subsequent to June 30, 2006, the Company entered into oil floor contracts representing 2,000 Bbls/d at an average price of $60/Bbl for the second half of 2008 and natural gas floor contracts representing 10,000 Mcf/d at an average price of $6.25/Mcf for 2007 and 2008.